EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
Bradley T. Howes
Director of Investor Relations
(248) 312-2000

Flagstar Reports Fourth Quarter 2013 Net Income of $160.5 Million or $2.77 per Diluted Share

Recaptured deferred tax asset

Implemented organizational restructuring as part of ongoing cost optimization efforts, on track to achieve high end of expense reduction target by first quarter 2014

Prepaid $2.9 billion in long-term FHLB advances, anticipated to provide $60 to $80 million in annualized net interest income benefit

TROY, Mich. (January 22, 2014) - Flagstar Bancorp, Inc. (NYSE:FBC) ("the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported fourth quarter 2013 net income applicable to common stockholders of $160.5 million, or $2.77 per share (diluted), as compared to income of $12.8 million, or $0.16 per share (diluted), in the third quarter 2013 and a loss of $(94.2) million, or a loss of $(1.75) per share (diluted), in the fourth quarter 2012. The full year 2013 net income applicable to common stockholders was $261.2 million, or $4.37 per share (diluted), as compared to a full year 2012 net income applicable to common stockholders of $62.7 million, or $0.87 per share (diluted). Book value per common share increased to $20.66 at December 31, 2013, as compared to $17.96 at September 30, 2013 and $16.12 at December 31, 2012.

"During 2013, we achieved important strategic and operational progress: improved the Company’s risk profile, strengthened the balance sheet, built capital, eliminated valuation overhangs and optimized our cost structure," said Sandro DiNello, the Company's President and Chief Executive Officer. "I am pleased with all that we accomplished in 2013, and I believe the Company has turned a corner and is poised for growth and success in 2014 and beyond. Having taken the necessary steps to position our Company for sustainable growth over the long-term, and with a continued commitment to building on our culture of compliance, our focus now can shift to prudently redeploying excess capital, leveraging the balance sheet with our core businesses and increasing our share of wallet.

As we execute on these objectives, we will adhere to our core commitment to serving our customers and communities with an emphasis on quality, care and pride."

Mr. DiNello continued, "Despite the near-term impact of initiatives designed to position the Company for long-term success, as well as a challenging mortgage market, we delivered net income of $261 million for the year and drove a 28 percent increase in book value per share from 2012. We also increased our Tier 1 leverage ratio, lowered our MSR concentration, reduced operating costs and improved our asset quality and allowance coverage ratios."

"While a decision to restructure the organization is never taken lightly, the cost savings from the workforce reductions, together with those already realized from our vendor management and procurement initiatives, the outsourcing of default servicing and other variable cost decreases, put us on track to achieve the high-end of our previously provided guidance for 2014 of $145 million to $190 million in annualized non-interest expense savings," added Lee Smith, the Bank’s Chief Operating Officer.

Fourth Quarter 2013 Highlights:

•	Net income applicable to common stockholders increased to $160.5 million, as compared to $12.8 million in the prior quarter, primarily attributable to several significant items:

◦	Tax benefit of $410.4 million, primarily due to the full reversal of the federal deferred tax asset ("DTA") valuation allowance and a partial reversal of the state DTA valuation allowance.

◦	Loss on extinguishment of debt of $177.6 million (included in non-interest expense) from the prepayment of $2.9 billion in long-term fixed-rate Federal Home Loan Bank ("FHLB") advances.

◦
Incremental non-interest expense of $61.0 million related to the estimated fair value liability associated with a lending-related legal settlement reached in February 2012 with the Department of Justice ("DOJ Settlement").

◦	Benefit (included in non-interest income) of approximately $24.9 million associated with the previously announced settlement agreements with Fannie Mae and Freddie Mac.

•	Net gain on loan sales decreased to $44.8 million, as compared to $75.1 million in the prior quarter:

◦	Total mortgage originations decreased to $6.4 billion, as compared to $7.7 billion in the prior quarter.

◦	Gain on sale margin (based on fallout-adjusted rate locks) decreased to 0.85 percent, as compared to 1.14 percent in the prior quarter.

•	Sold $53.4 billion in aggregate unpaid principal balance of mortgage servicing rights ("MSR"):

◦	Ratio of MSR-to-Tier 1 capital reduced to 22.6 percent, as compared to 56.8 percent in the prior quarter (see non-GAAP reconciliation).

◦	Includes the previously announced bulk sale of MSRs of $40.7 billion, in which the Company will remain the sub-servicer of the loans.

•
Excluding the effect of the loss on extinguishment of debt and the expense related to the DOJ settlement noted above, non-interest expense decreased to $150.1 million, as compared to $158.4 million in the prior quarter, consistent with the Company's ongoing cost optimization efforts.

•	Tier 1 leverage ratio increased to 13.97 percent, as compared to 11.98 percent in the prior quarter.

•	Continued improvement in asset quality:

◦	Net charge-offs decreased to $14.1 million, as compared to $40.1 million in the prior quarter.

◦	Non-performing assets decreased to $182.3 million, as compared to $205.3 million in the prior quarter.

◦	Ratio of allowance for loan losses to non-performing loans held-for-investment at 145.9 percent.

Significant Items

Reversal of Valuation Allowance on DTA

During the fourth quarter 2013, the Company reversed 100 percent of the valuation allowance on its federal DTA and a portion of its state DTA, which had been previously established as of September 30, 2009. As a result, net income was increased due to the recording of a $410.4 million benefit for income taxes. This benefit was comprised of a $355.8 DTA valuation allowance reversal, or $6.28 per diluted share, as of January 1, 2013 and the current period benefit for income taxes of $54.6 million.

DOJ Settlement Liability

In February 2012, the Bank entered into the DOJ settlement. As part of the settlement, the Bank agreed to make payments totaling $118.0 million, contingent upon the occurrence of certain future events, including the reversal of the valuation allowance on the DTA. As a result of the fourth quarter 2013 reversal of the DTA valuation allowance, the Company increased the fair value liability associated with its DOJ Settlement by $61.0 million. The total fair value of the DOJ settlement liability was increased to $93.0 million for the fourth quarter 2013, as compared to $28.5 million for the third quarter 2013, resulting in total non-interest expense of $64.5 million for the fourth quarter 2013.

Settlements with Fannie Mae and Freddie Mac

On November 6, 2013, the Company announced that the Bank had entered into a settlement agreement with Fannie Mae to resolve substantially all of the repurchase requests and obligations associated with loans originated between January 1, 2000 and December 31, 2008 and sold to Fannie Mae. The total resolution amount was $121.5 million. After paid claim credits and other adjustments, the Bank paid $93.5 million to Fannie Mae.

On December 30, 2013, the Company announced that the Bank had entered into a settlement agreement with the Federal Home Loan Mortgage Corporation ("Freddie Mac") to resolve substantially all of the repurchase requests and obligations associated with loans originated between January 1, 2000 and December 31, 2008 and sold to Freddie Mac. The total resolution amount was $10.8 million. After paid claim credits and other adjustments, the Bank paid $8.9 million to Freddie Mac.

As a result of these settlements, the Company released approximately $24.9 million of previously recognized reserves.

Organizational Restructuring

On January 16, 2014, the Company announced that it had implemented an organizational restructuring to reduce expenses in light of the current operating environment and consistent with its previously communicated strategy of optimizing its cost structure across all business lines. As part of this restructuring initiative, the Company has reduced full-time equivalents by approximately 350 during the first quarter 2014, which did not impact the 2013 financial results. Including the restructuring completed in the first quarter 2014, the Company has reduced staffing levels across the organization by approximately 600 full-time equivalents from its September 30, 2013 level.

The Company estimates this restructuring initiative will generate annualized cost savings of approximately $40 million, the majority of which was not reflected in the 2013 financial results. The Company also estimates it will incur a total pre-tax charge of $5.2 million related to this restructuring initiative, of which $1.4 million was expensed in the fourth quarter 2013.

Sale of Mortgage Servicing Rights

On December 18, 2013, the Bank entered into a definitive agreement to sell $40.7 billion unpaid principal balance of its MSR portfolio to Matrix Financial Services Corporation, a wholly owned subsidiary of Two Harbors Investment Corp. Covered under the agreement are certain mortgage loans serviced for both Fannie Mae and Ginnie Mae, originated primarily after 2010. Simultaneously, the Bank entered into an agreement with Matrix to sub-service the residential mortgage loans covered under the agreement to sell.

Prepayment of FHLB advances

During the fourth quarter 2013, the Company prepaid $2.9 billion in long-term FHLB advances with an average coupon of 3.29 percent, which resulted in a $177.6 million loss on extinguishment of debt (included in non-interest expense).

Net Interest Income

Fourth quarter 2013 net interest income decreased to $41.2 million, as compared to $42.7 million for the third quarter 2013 and $73.9 million for the fourth quarter 2012. The decrease from the prior quarter is primarily due to lower average balances in the mortgage loans available-for-sale and warehouse loans held-for-investment portfolios, and a lower yield on loans repurchased with government guarantees.

Net interest margin for the Bank increased to 1.80 percent for fourth quarter 2013, as compared to 1.68 percent for the third quarter 2013 and decreased from 2.26 percent for the fourth quarter 2012. The decrease from the prior quarter was driven primarily by a decrease in the average cost of deposits.

The average cost of funds for the fourth quarter 2013 was 1.44 percent, as compared 1.58 percent for the third quarter 2013 and 1.60 percent for the fourth quarter 2012. The decrease from the prior quarter was primarily due to the run-off of retail certificates of deposits and wholesale deposits, both of which carry higher rates, and a lower average rate paid on savings accounts. The average cost of total deposits decreased to 0.50 percent for the fourth quarter 2013, as compared to 0.67 percent for the third quarter 2013 and 0.86 percent for the fourth quarter 2012.

Non-interest Income

Fourth quarter 2013 non-interest income decreased to $113.1 million, as compared to $134.3 million for the third quarter 2013 and $285.8 million for the fourth quarter 2012. The decrease from the prior quarter was driven by a decrease in net gain on loan sales and an increase in net transaction costs on sales of MSRs, partially offset by a decrease in representation and warranty provision - change in estimate (discussed in Credit-Related Costs and Asset Quality).

Fourth quarter 2013 net gain on loan sales decreased to $44.8 million, as compared to $75.1 million for the third quarter 2013 and $239.0 million for the fourth quarter 2012. The decrease from the prior quarter reflects both a lower level of mortgage rate lock commitments and a decrease in gain on loan sale margin.

Mortgage originations decreased to $6.4 billion for the fourth quarter 2013, as compared to $7.7 billion for third quarter 2013 and $15.4 billion for the fourth quarter 2012. The 16.8 percent decrease from the prior quarter was driven primarily by a decline in refinance originations, reflecting the rising mortgage interest rate environment during the fourth quarter. Purchase originations increased to 57.1 percent of overall residential first mortgage originations in the fourth quarter 2013, from 47.6 percent in the prior quarter.

Gain on loan sale income is driven by rate lock commitments net of estimated cancellations, or "fallout-adjusted locks", as the Company uses fair value accounting to account for the majority of its mortgage business. Fallout-adjusted locks were $5.3 billion for the fourth quarter 2013, a 19.8 percent decrease from the third quarter 2013.

Gain on loan sale margin (based on the amount of fallout-adjusted locks) decreased to 0.85 percent for the fourth quarter 2013, as compared to 1.14 percent for the third quarter 2013 and 1.90 percent for the fourth quarter 2012. The decrease from the prior quarter was driven primarily by mortgage interest rate volatility during the fourth quarter.

Net servicing revenue, which is the combination of loan administration income (including the off-balance sheet hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), was $28.9 million for the fourth quarter 2013, as compared to $30.4 million for the third quarter 2013 and $25.0 million for the fourth quarter 2012. As discussed above, the Company sold $53.4 billion in aggregate unpaid principal balance of MSRs during the fourth quarter 2013, which improved its ratio of MSR-to-Tier 1 capital to 22.6 percent, as compared to 56.8 percent in the third quarter. As a result, net transaction costs on sales of mortgage servicing rights increased to $9.0 million for the fourth quarter 2013, as compared to $1.8 million for the third quarter 2013.
Non-interest Expense

Non-interest expense was $388.7 million for the fourth quarter 2013, as compared to $158.4 million for the third quarter 2013 and $398.0 million for the fourth quarter 2012. Excluding the loss on extinguishment of debt and the incremental expense related to the DOJ litigation liability (discussed in Significant Items), non-interest expense was $150.1 million, a decrease as compared to $158.4 million for the third quarter 2013, driven primarily by a decrease in asset resolution expense (discussed in Credit Related Costs and Asset Quality).

Compensation and benefits increased to $69.6 million for the fourth quarter 2013, as compared to $61.6 million for the third quarter 2013, but decreased from $72.1 million for the fourth quarter 2012. The increase from the prior quarter was primarily due to expense associated with annual incentive compensation.

Commission expense decreased to $9.4 million for the fourth quarter 2013, as compared to $12.1 million for the third quarter 2013 and $22.2 million for the fourth quarter 2012. Loan processing expense also decreased to $8.8 million for the fourth quarter 2013, as compared to $10.9 million for the third quarter 2013 and $18.6 million for the fourth quarter 2012. Commissions and loan processing expense are both driven by mortgage originations, and the decreases were consistent with the decrease in mortgage originations during the fourth quarter 2013.

Fourth quarter 2013 legal and professional expenses increased to $79.2 million, as compared to $19.6 million for the third quarter 2013, but decreased from $213.4 million for the fourth quarter 2012. The increase from the prior quarter was primarily driven by the $61.0 million in expense related to the fair value liability associated with the DOJ Settlement.

Credit-Related Costs and Asset Quality

For the fourth quarter 2013, total credit-related costs (see non-GAAP reconciliation) decreased to $2.1 million, as compared to $25.6 million for the third quarter 2013 and $97.6 million for the fourth quarter 2012. The decrease from the prior quarter was primarily driven by a decrease in representation and warranty - change in estimate, reflecting the release of reserves of approximately $24.9 million associated with the settlements with Fannie Mae and Freddie Mac.

At December 31, 2013, the Company's allowance for loan losses was $207.0 million, unchanged from September 30, 2013 but decreased from $305.0 million at December 31, 2012. At December 31, 2013, the ratio of the allowance for loan losses to non-performing loans held-for-investment was 145.9 percent, as compared to 152.6 percent at September 30, 2013 and 76.3 percent at December 31, 2012.

Net charge-offs for the fourth quarter decreased to $14.1 million, as compared to $40.1 million for the third quarter 2013, and from $50.4 million for the fourth quarter 2012, driven primarily by a decrease in residential first mortgage loan charge-offs. Provision for loan losses increased to $14.1 million for the fourth quarter 2013, as compared to $4.1 million for the prior quarter and $50.4 million for the fourth quarter 2012. The increase from the prior quarter reflects an increased level of residential first mortgage reserves as the Company continues to refine some of the primary data inputs to its allowance methodology.

Total non-performing loans held-for-investment was $145.7 million at December 31, 2013, an increase as compared to $138.8 million at September 30, 2013 and a decrease from $399.8 million at December 31, 2012. The increase from the prior quarter was driven primarily by an increase in residential first mortgage non-performing loans, partially offset by a decrease in commercial non-performing loans. The ratio of non-performing loans held-for-investment to loans held-for-investment increased to 3.59 percent at December 31, 2013, from 3.46 percent at September 30, 2013 and 7.35 percent at December 31, 2012.

Real estate-owned and other non-performing assets decreased to $36.6 million at December 31, 2013, as compared to $66.5 million at September 30, 2013 and $120.7 million at December 31, 2012. The decrease from the prior quarter was primarily due to payoffs resulting from liquidations and transfers of real estate-owned properties.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of losses that may occur on both loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily with the GSEs. At December 31, 2013, the representation and warranty reserve was $54.0 million, as compared to $174.0 million at September 30, 2013 and $193.0 million at December 31, 2012. The decrease from the prior quarter was primarily driven by $24.9 million in releases of reserves associated with the settlements with Fannie Mae and Freddie Mac (discussed in Significant Items).

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with HUD) was $3.4 million for the fourth quarter 2013, as compared to $16.3 million for the third quarter 2013 and from $21.2 million for the fourth quarter 2012. The decrease from the prior quarter was primarily driven by gains on the sale of commercial real-estate owned properties and a decrease in foreclosure costs associated with loans the Company services for others.

Balance Sheet and Funding

Total assets decreased to $9.4 billion at December 31, 2013, as compared to $11.8 billion at September 30, 2013. The decrease from the prior quarter was primarily due to a decrease in interest-earning deposits, as the Company used excess cash for the prepayment of FHLB advances, and a decrease in MSRs resulting from the bulk sales completed during the quarter.

Loans repurchased with government guarantees totaled $1.3 billion at December 31, 2013, as compared to $1.2 billion at September 30, 2013 and $1.8 billion at December 31, 2012. This portfolio represents delinquent loans which have been repurchased from Ginnie Mae pools that are insured or guaranteed by the Federal Housing Administration.

Total deposits decreased to $6.1 billion at December 31, 2013, as compared to $6.6 billion at September 30, 2013, due to lower funding needs resulting from a reduction in mortgage originations. This decrease was primarily driven by decreases in retail certificates of deposits.

At December 31, 2013, the Company had $0.3 billion of cash on hand and interest-earning deposits, as compared to $2.6 billion at September 30, 2013. The decrease from the prior quarter was driven by the prepayment of FHLB advances, as well as the Company's investment of a portion of its excess cash into higher-yielding liquid securities. The Bank maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At December 31, 2013, the Bank had outstanding borrowings from the FHLB of $1.0 billion and an additional $1.7 billion of collateralized borrowing capacity available at the FHLB.

Capital

The Bank's regulatory capital ratios remain above current regulatory quantitative guidelines for "well-capitalized" institutions. At December 31, 2013, the Bank had a Tier 1 leverage ratio of 13.97 percent, as compared to 11.98 percent at September 30, 2013. At December 31, 2013, the Company had an equity-to-assets ratio of 15.16 percent.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Thursday, January 23, 2014 from 11 a.m. until Noon (Eastern).

It is preferred that questions are emailed in advance to investors@flagstar.com, or they may be asked during the conference call.

To join the call, please dial (888) 715-1387 toll free or (913) 312-1521, and use passcode: 2979193. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode: 2979193.

The conference call will also be available as a live audio cast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation to accompany the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. ("Flagstar") is the holding company for Flagstar Bank, FSB, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $9.4 billion in total assets at December 31, 2013, Flagstar is the largest bank headquartered in Michigan. Flagstar operates 111 banking centers, all of which are located in Michigan and 39 home lending centers located in 19 states, which primarily originate one-to-four family residential first mortgage loans. Originating loans nationwide, Flagstar is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, the Company's strategy for its servicing business and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Form 10-K and Forms 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Supervisory Agreement with the Board of Governors of the Federal Reserve System and the Consent Order with the Office of the Comptroller of the Currency. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	December 31, 2013	September 30, 2013	December 31, 2012
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents
Cash and cash items	$55,913	$68,228	$38,070
Interest-earning deposits	224,592	2,482,882	914,723
Total cash and cash equivalents	280,505	2,551,110	952,793
Trading securities	—	50,053	170,086
Investment securities available-for-sale	1,045,548	495,423	184,445
Loans held-for-sale	1,480,418	1,879,290	3,939,720
Loans repurchased with government guarantees	1,273,690	1,231,765	1,841,342
Loans held-for-investment, net
Loans held-for-investment	4,055,756	4,013,507	5,438,101
Less: allowance for loan losses	(207,000)	(207,000)	(305,000)
Total loans held-for-investment, net	3,848,756	3,806,507	5,133,101
Mortgage servicing rights	284,678	797,029	710,791
Repossessed assets, net	36,636	66,530	120,732
Federal Home Loan Bank stock	209,737	301,737	301,737
Premises and equipment, net	231,350	229,117	219,059
Net deferred tax asset	414,681	—	—
Other assets	301,302	399,254	508,206
Total assets	$9,407,301	$11,807,815	$14,082,012
Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$930,060	$1,002,472	$1,309,649
Interest bearing	5,210,266	5,646,813	6,984,646
Total deposits	6,140,326	6,649,285	8,294,295
Federal Home Loan Bank advances	988,000	2,907,598	3,180,000
Long-term debt	353,248	360,389	247,435
Representation and warranty reserve	54,000	174,000	193,000
Other liabilities	445,853	444,188	1,007,920
Total liabilities	7,981,427	10,535,460	12,922,650
Stockholders' Equity
Preferred stock	266,174	264,726	260,390
Common stock	561	561	559
Additional paid in capital	1,479,265	1,478,391	1,476,569
Accumulated other comprehensive (loss) income	(4,831)	4,429	(1,658)
Accumulated deficit	(315,295)	(475,752)	(576,498)
Total stockholders' equity	1,425,874	1,272,355	1,159,362
Total liabilities and stockholders' equity	$9,407,301	$11,807,815	$14,082,012

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans	$64,165	$75,633	$112,464	$313,477	$456,141
Investment securities available-for-sale or trading	6,515	1,465	2,277	11,912	22,609
Interest-earning deposits and other	1,153	1,709	674	5,298	2,220
Total interest income	71,833	78,807	115,415	330,687	480,970
Interest Expense
Deposits	6,713	10,023	15,017	42,392	70,143
Federal Home Loan Bank advances	22,257	24,434	24,756	95,024	106,625
Other	1,660	1,665	1,701	6,620	6,971
Total interest expense	30,630	36,122	41,474	144,036	183,739
Net interest income	41,203	42,685	73,941	186,651	297,231
Provision for loan losses	14,112	4,053	50,351	70,142	276,047
Net interest income after provision for loan losses	27,091	38,632	23,590	116,509	21,184
Non-Interest Income
Loan fees and charges	19,349	20,876	40,793	103,501	142,908
Deposit fees and charges	5,193	5,410	5,154	20,942	20,370
Loan administration	28,924	30,434	25,010	115,872	100,007
(Loss) gain on trading securities	(20)	13	12	65	(2,011)
Net gain on loan sales	44,790	75,073	238,953	402,193	990,898
Net transactions costs on sales of mortgage servicing rights	(8,981)	(1,763)	(7,687)	(19,228)	(12,319)
Net gain (loss) on investment securities available-for-sale	1,023	—	(310)	1,023	2,636
Total other-than-temporary impairment (loss) gain	—	—	—	(8,789)	2,810
Loss recognized in other comprehensive income before taxes	—	—	—	—	(5,002)
Net impairment losses recognized in earnings	—	—	—	(8,789)	(2,192)
Representation and warranty reserve - change in estimate	15,424	(5,205)	(25,231)	(36,116)	(256,289)
Other non-interest income	7,444	9,458	9,101	72,880	37,234
Total non-interest income	113,146	134,296	285,795	652,343	1,021,242
Non-Interest Expense
Compensation and benefits	69,572	61,552	72,081	279,268	270,859
Commissions	9,444	12,099	22,154	54,407	75,345
Occupancy and equipment	19,824	18,644	19,184	80,042	73,674
Asset resolution	3,372	16,295	21,241	52,033	91,349
Federal deposit insurance premiums	7,932	7,910	12,202	34,873	49,273
Loss on extinguishment of debt	177,556	—	—	177,556	15,246
Loan processing expense	8,833	10,890	18,590	52,223	56,070
Legal and professional expense	79,232	19,593	213,413	144,054	300,523
Other non-interest expense	12,928	11,453	19,097	43,659	57,356
Total non-interest expense	388,693	158,436	397,962	918,115	989,695

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
(Loss) income before income taxes	(248,456)	14,492	(88,577)	(149,263)	52,731
(Benefit) provision for income taxes	(410,362)	220	4,235	(416,250)	(15,645)
Net income (loss)	161,906	14,272	(92,812)	266,987	68,376
Preferred stock dividend/accretion	(1,449)	(1,449)	(1,417)	(5,784)	(5,658)
Net income (loss) applicable to common stockholders	$160,457	$12,823	$(94,229)	$261,203	$62,718
Income (loss) per share
Basic	$2.79	$0.16	$(1.75)	$4.40	$0.88
Diluted	$2.77	$0.16	$(1.75)	$4.37	$0.87

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Mortgage loans originated (1)	$6,439,242	$7,737,143	$15,356,795	$37,481,877	$53,586,856
Other loans originated	$64,973	$93,347	$113,458	$300,823	$754,155
Mortgage loans sold and securitized	$6,783,212	$8,344,737	$15,610,590	$39,074,649	$53,094,326
Interest rate spread - bank only (2)	1.58%	1.42%	1.87%	1.53%	1.98%
Net interest margin - bank only (3)	1.80%	1.68%	2.26%	1.78%	2.31%
Interest rate spread - consolidated (2)	1.54%	1.39%	1.84%	1.50%	1.96%
Net interest margin - consolidated (3)	1.73%	1.62%	2.21%	1.72%	2.26%
Average common shares outstanding	56,126,895	56,096,376	55,842,910	56,063,282	55,762,196
Average fully diluted shares outstanding	56,694,096	56,541,089	55,842,910	56,518,181	56,193,515
Average interest-earning assets	$9,607,376	$10,564,417	$13,349,991	$10,881,618	$13,104,401
Average interest paying liabilities	$8,341,976	$9,054,952	$10,318,385	$9,337,936	$10,786,252
Average stockholders' equity	$1,273,763	$1,266,267	$1,288,332	$1,238,550	$1,192,281
Return on average assets	5.70%	0.42%	(2.51)%	2.08%	0.43%
Return on average equity	50.39%	4.05%	(29.26)%	21.09%	5.26%
Efficiency ratio (4)	251.8%	89.5%	110.6%	109.4%	75.1%
Efficiency ratio (credit-adjusted) (4) (5)	277.4%	78.0%	97.9%	99.0%	57.0%
Equity-to-assets ratio (average for the period)	11.32%	10.26%	8.58%	9.87%	8.10%
Charge-offs to average LHFI (6)	1.53%	3.96%	3.18%	4.00%	4.43%
Charge-offs, to average LHFI adjusted (6)(7)	1.53%	1.30%	3.18%	2.45%	4.43%

	December 31, 2013	September 30, 2013	December 31, 2012
Book value per common share	$20.66	$17.96	$16.12
Number of common shares outstanding	56,138,074	56,114,572	55,863,053
Mortgage loans subserviced for others	$40,431,865	$—	$—
Mortgage loans serviced for others	$25,743,396	$74,200,317	$76,821,222
Weighted average service fee (basis points)	28.7	29.3	29.2
Capitalized value of mortgage servicing rights	1.11%	1.07%	0.93%
Mortgage servicing rights to Tier 1 capital (5)	22.6%	56.8%	54.9%
Ratio of allowance for loan losses to non-performing LHFI (8)	145.9%	152.6%	76.3%
Ratio of allowance for loan losses to LHFI (6) (8)	5.42%	5.50%	5.61%
Ratio of non-performing assets to total assets (bank only) (8)	1.95%	1.74%	3.70%
Equity-to-assets ratio	15.16%	10.78%	8.23%
Number of bank branches	111	111	111
Number of loan origination centers	39	45	31
Number of FTE employees (excluding loan officers and account executives)	2,894	3,069	3,328
Number of loan officers and account executives	359	359	334

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(3)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(4)
Ratios include $177.6 million and $61.0 million related to the prepayment of FHLB advances and the DOJ litigation, respectively, during the three months and year ended December 31, 2013, excluding these expenses the efficiency ratio would have been 97.3 percent and 81.0 percent for the three months and year ended December 31, 2013, respectively.

(5)	See Non-GAAP reconciliation.

(6)	Excludes loans carried under the fair value option.

(7)	Excludes charge-offs of $26.8 million related to the sale of non-performing loans and TDRs, during the three months ended September 30, 2013, and $65.1 million during the year ended December 31, 2013.

(8)	Only includes non-performing loans held-for-investment.

Regulatory Capital
(Dollars in thousands)
(Unaudited)

	December 31, 2013		September 30, 2013		December 31, 2012
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,257,608	13.97%	$1,402,423	11.98%	$1,295,841	9.26%
Total adjusted tangible asset base	$9,004,904		$11,708,635		$13,999,636
Tier 1 capital (to risk weighted assets) (1)	$1,257,608	26.82%	$1,402,423	26.57%	$1,295,841	15.90%
Total capital (to risk weighted assets) (1)	1,317,970	28.11%	1,470,060	27.85%	1,400,126	17.18%
Risk weighted asset base	$4,688,961		$5,278,254		$8,148,771

(1)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

Loan Originations (Dollars in thousands) (Unaudited)
	Three Months Ended
	December 31, 2013		September 30, 2013		December 31, 2012
Consumer loans
Mortgage (1)	$6,439,242	99.0%	$7,737,142	98.8%	$15,356,795	99.3%
Other consumer (2)	16,295	0.3%	24,811	0.3%	7,589	—%
Total consumer loans	6,455,537	99.3%	7,761,953	99.1%	15,364,384	99.3%
Commercial loans (3)	48,678	0.7%	68,537	0.9%	105,869	0.7%
Total loan originations	$6,504,215	100.0%	$7,830,490	100.0%	$15,470,253	100.0%

	Year Ended
	December 31, 2013		December 31, 2012
Consumer loans
Mortgage (1)	$37,481,877	99.2%	$53,586,856	98.6%
Other consumer (2)	61,318	0.2%	27,058	0.1%
Total consumer loans	37,543,195	99.4%	53,613,914	98.7%
Commercial loans (3)	239,505	0.6%	727,097	1.3%
Total loan originations	$37,782,700	100.0%	$54,341,011	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	December 31, 2013		September 30, 2013		December 31, 2012
Consumer loans
Residential first mortgage	$2,508,968	61.9%	$2,478,599	61.8%	$3,009,251	55.3%
Second mortgage	169,525	4.2%	174,383	4.3%	114,885	2.1%
Warehouse lending	423,517	10.4%	390,348	9.7%	1,347,727	24.8%
HELOC	289,880	7.1%	307,552	7.7%	179,447	3.3%
Other	37,468	0.9%	39,043	1.0%	49,611	0.9%
Total consumer loans	3,429,358	84.5%	3,389,925	84.5%	4,700,921	86.4%
Commercial loans
Commercial real estate	408,870	10.1%	420,879	10.4%	640,315	11.8%
Commercial and industrial	207,187	5.1%	187,639	4.7%	90,565	1.7%
Commercial lease financing	10,341	0.3%	15,064	0.4%	6,300	0.1%
Total commercial loans	626,398	15.5%	623,582	15.5%	737,180	13.6%
Total loans held-for-investment	$4,055,756	100.0%	$4,013,507	100.0%	$5,438,101	100.0%

Residential Loans Serviced
(Dollars in thousands)
(Unaudited)

	December 31, 2013		September 30, 2013		December 31, 2012
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts

Serviced for own loan portfolio (1)	$4,375,009	28,069	$4,727,135	30,971	$6,078,758	32,597
Serviced for others	25,743,396	131,413	74,200,317	369,368	76,821,222	377,210
Sub-serviced for others (2)	40,431,867	198,256	—	—	—	—
Total residential loans serviced (2)	$70,550,272	357,738	$78,927,452	400,339	$82,899,980	409,807

(1)	Includes both loans held-for-investment (residential first mortgage, second mortgage and HELOC) and loans-held-for-sale (residential first mortgage).

(2)	Does not include temporary short-term sub-servicing performed as a result of sales of servicing-released mortgage servicing rights.

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Beginning balance	$207,000	$243,000	$305,000	$305,000	$318,000
Provision for loan losses	14,110	4,053	50,351	70,142	276,047
Charge-offs
Consumer loans
Residential first mortgage	(9,868)	(34,666)	(33,802)	(133,326)	(175,803)
Second mortgage	(730)	(1,534)	(5,423)	(6,252)	(18,753)
Warehouse lending	—	(45)	—	(45)	—
HELOC	(1,728)	(872)	(5,000)	(5,473)	(17,159)
Other	(995)	(1,341)	(1,613)	(3,622)	(4,423)
Total consumer loans	(13,321)	(38,458)	(45,838)	(148,718)	(216,138)
Commercial loans
Commercial real estate	(5,051)	(8,419)	(13,443)	(47,982)	(105,285)
Commercial and industrial	(48)	(302)	(3,011)	(350)	(4,627)
Commercial lease financing	(1,299)	—	(1,191)	(1,299)	(1,191)
Total commercial loans	(6,398)	(8,721)	(17,645)	(49,631)	(111,103)
Total charge-offs	(19,719)	(47,179)	(63,483)	(198,349)	(327,241)
Recoveries
Consumer loans
Residential first mortgage	1,033	2,256	5,530	15,329	18,561
Second mortgage	353	348	196	1,178	1,912
HELOC	315	143	67	1,020	461
Other	1,235	470	731	2,079	1,786
Total consumer loans	2,936	3,217	6,524	19,606	22,720
Commercial loans
Commercial real estate	2,300	3,860	6,600	10,162	15,397
Commercial and industrial	85	49	8	151	77
Commercial lease financing	288	—	—	288	—
Total commercial loans	2,673	3,909	6,608	10,601	15,474
Total recoveries	5,609	7,126	13,132	30,207	38,194
Charge-offs, net of recoveries	(14,110)	(40,053)	(50,351)	(168,142)	(289,047)
Ending balance	$207,000	$207,000	$305,000	$207,000	$305,000
Net charge-off ratio (annualized) (1)	1.53%	3.96%	3.18%	4.00%	4.43%
Net charge-off ratio, adjusted (annualized) (1)(2)	1.53%	1.30%	3.18%	2.45%	4.43%

(1)	Excludes loans carried under the fair value option.

(2)	Excludes charge-offs of $26.8 million related to the sale of non-performing loans and TDRs during the three months ended September 30, 2013 and $65.1 million during the year ended December 31, 2013.

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Balance, beginning of period	$174,000	$185,000	$202,000	$193,000	$120,000
Provision
Charged to gain on sale for current loan sales	3,018	3,719	7,285	17,606	24,410
Charged to representation and warranty reserve - change in estimate	(15,425)	5,205	25,231	36,116	256,289
Total	(12,407)	8,924	32,516	53,722	280,699
Charge-offs, net	(107,593)	(19,924)	(41,516)	(192,722)	(207,699)
Balance, end of period	$54,000	$174,000	$193,000	$54,000	$193,000

Composition of Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

December 31, 2013	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$79,377	$81,765	$161,142
Second mortgage	7,575	4,566	12,141
Warehouse lending	1,392	—	1,392
HELOC	7,488	405	7,893
Other	2,412	—	2,412
Total consumer loans	98,244	86,736	184,980
Commercial loans
Commercial real estate	18,540	—	18,540
Commercial and industrial	3,332	—	3,332
Commercial lease financing	148	—	148
Total commercial loans	22,020	—	22,020
Total allowance for loan losses	$120,264	$86,736	$207,000

September 30, 2013	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$65,490	$81,087	$146,577
Second mortgage	10,124	8,571	18,695
Warehouse lending	408	—	408
HELOC	8,567	540	9,107
Other	2,130	—	2,130
Total consumer loans	86,719	90,198	176,917
Commercial loans
Commercial real estate	25,331	1,161	26,492
Commercial and industrial	3,407	88	3,495
Commercial lease financing	96	—	96
Total commercial loans	28,834	1,249	30,083
Total allowance for loan losses	$115,553	$91,447	$207,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	December 31, 2013	September 30, 2013	December 31, 2012
Non-performing loans	$98,976	$94,062	$254,582
Non-performing TDRs	25,808	21,104	60,516
Non-performing TDRs at inception but performing for less than six months	20,901	23,638	84,728
Total non-performing loans held-for-investment	145,685	138,804	399,826
Real estate and other non-performing assets, net	36,636	66,530	120,732
Non-performing assets held-for-investment, net	182,321	205,334	520,558
Non-performing loans held-for-sale	771	3,099	1,835
Total non-performing assets including loans held-for-sale	$183,092	$208,433	$522,393
Ratio of non-performing assets to total assets (Bank only)	1.95%	1.74%	3.70%
Ratio of non-performing loans held-for-investment to loans held-for-investment	3.59%	3.46%	7.35%
Ratio of non-performing assets to loans held-for-investment and repossessed assets	4.46%	5.03%	9.36%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
December 31, 2013
Consumer loans	$41,013	$20,732	$144,185	$205,930	$3,429,358
Commercial loans	—	—	1,500	1,500	626,398
Total loans	$41,013	$20,732	$145,685	$207,430	$4,055,756
September 30, 2013
Consumer loans	$51,176	$18,244	$123,289	$192,709	$3,389,925
Commercial loans	—	208	15,515	15,723	623,582
Total loans	$51,176	$18,452	$138,804	$208,432	$4,013,507
December 31, 2012
Consumer loans	$66,687	$18,578	$313,418	$398,683	$4,700,921
Commercial loans	6,979	6,990	86,408	100,377	737,180
Total loans	$73,666	$25,568	$399,826	$499,060	$5,438,101

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Non-performing TDRs at inception but performing for less than six months	Total
December 31, 2013
Consumer loans	$382,529	$25,808	$20,901	$429,238
Commercial loans	456	—	—	456
Total TDRs	$382,985	$25,808	$20,901	$429,694
September 30, 2013
Consumer loans	$387,671	$21,104	$21,353	$430,128
Commercial loans	268	—	2,284	2,552
Total TDRs	$387,939	$21,104	$23,637	$432,680
December 31, 2012
Consumer loans	$588,475	$60,493	$82,695	$731,663
Commercial loans	1,287	23	2,033	3,343
Total TDRs	$589,762	$60,516	$84,728	$735,006

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2013		September 30, 2013		December 31, 2012
Description
Valuation gain (loss)
Value of interest rate locks	$(53,542)	(0.79)%	$87,961	1.05%	$(143,364)	(0.94)%
Value of forward sales	89,330	1.31%	(217,987)	(2.61)%	123,602	0.82%
Fair value of loans held-for-sale	68,938	1.02%	63,394	0.76%	213,512	1.38%
LOCOM adjustments on loans held-for-investment	—	—%	—	—%	(1,103)	(0.01)%
Total valuation gains (losses)	104,726	1.54%	(66,632)	(0.80)%	192,647	1.25%

Sales (losses) gains
Marketing (losses) gains, net of adjustments	(3,313)	(0.05)%	(52,120)	(0.63)%	161,163	1.03%
Pair-off (losses) gains	(53,605)	(0.79)%	197,544	2.37%	(107,572)	(0.70)%
Provision for representation and warranty reserve	(3,018)	(0.04)%	(3,719)	(0.04)%	(7,285)	(0.05)%
Total sales (losses) gains	(59,936)	(0.88)%	141,705	1.70%	46,306	0.28%
Total gain on loan sales and securitizations	$44,790		$75,073		$238,953
Total mortgage rate lock commitments (gross)	$6,481,782		$8,340,000		$16,242,000
Total loan sales and securitizations	$6,783,212	0.66%	$8,344,737	0.90%	$15,610,590	1.53%
Total mortgage rate lock commitments (fallout adjusted) (1)	$5,298,728	0.85%	$6,605,432	1.14%	$12,587,980	1.90%

	Year Ended
	December 31, 2013		December 31, 2012
Description
Valuation gain (loss)
Value of interest rate locks	$(75,948)	(0.19)%	$15,235	0.03%
Value of forward sales	33,945	0.09%	28,957	0.05%
Fair value of loans held-for-sale	200,639	0.5%	784,587	1.48%
LOCOM adjustments on loans held-for-investment	(1,797)	—%	(1,124)	—%
Total valuation gains	156,839	0.4%	827,655	1.56%

Sales (losses) gains
Marketing (losses) gains, net of adjustments	(822)	—%	731,648	1.38%
Pair-off gains (losses)	263,782	0.68%	(543,995)	(1.02)%
Provision for representation and warranty reserve	(17,606)	(0.05)%	(24,410)	(0.05)%
Total sales gains	245,354	0.63%	163,243	0.31%
Total gain on loan sales and securitizations	$402,193		$990,898
Total mortgage rate lock commitments volume	$39,316,782		$66,732,000
Total loan sales and securitizations	$39,074,649	1.03%	$53,094,326	1.87%
Total mortgage rate lock commitments (fallout adjusted) (1)	$31,590,150	1.27%	$50,633,088	1.96%

(1)
Fallout adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout adjusted mortgage rate lock commitments.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2013		September 30, 2013		December 31, 2012
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$1,617,817	4.28%	$2,156,966	4.14%	$3,633,394	3.47%
Loans repurchased with government guarantees	1,234,383	2.46%	1,364,949	3.61%	1,912,722	3.13%
Loans held-for-investment
Consumer loans (1) (2)	3,296,584	4.01%	3,412,909	4.06%	4,608,093	4.28%
Commercial loans (1)	630,953	3.84%	637,711	3.85%	1,722,609	3.78%
Total loans held-for-investment	3,927,537	3.97%	4,050,620	4.03%	6,330,702	4.14%
Investment securities available-for-sale or trading	1,006,801	2.59%	295,923	1.98%	362,819	2.51%
Interest-earning deposits and other	1,820,838	0.25%	2,695,959	0.25%	1,110,354	0.24%
Total interest-earning assets	9,607,376	2.98%	10,564,417	2.98%	13,349,991	3.44%
Other assets	1,648,399		1,775,102		1,670,359
Total assets	$11,255,775		$12,339,519		$15,020,350
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$410,147	0.14%	$394,418	0.18%	$379,721	0.28%
Savings deposits	2,906,271	0.49%	2,815,893	0.60%	1,891,901	0.68%
Money market deposits	293,192	0.17%	314,459	0.18%	427,792	0.43%
Certificate of deposits	1,168,992	0.79%	1,787,318	0.90%	3,253,647	1.02%
Total retail deposits	4,778,602	0.52%	5,312,088	0.65%	5,953,061	0.82%
Government deposits
Demand deposits	115,980	0.28%	55,571	0.76%	81,555	0.44%
Savings deposits	172,886	0.27%	163,869	0.27%	287,289	0.51%
Certificate of deposits	256,274	0.18%	303,329	0.29%	444,668	0.62%
Total government deposits	545,140	0.23%	522,769	0.33%	813,512	0.56%
Wholesale deposits	15,423	4.40%	72,141	5.06%	157,960	4.04%
Total deposits	5,339,165	0.50%	5,906,998	0.67%	6,924,533	0.86%
Federal Home Loan Bank advances	2,755,375	3.16%	2,900,519	3.34%	3,145,341	3.13%
Other	247,435	2.66%	247,435	2.67%	248,511	2.72%
Total interest-bearing liabilities	8,341,975	1.44%	9,054,952	1.58%	10,318,385	1.60%
Other liabilities (3)	1,640,037		2,018,300		3,413,633
Stockholders' equity	1,273,763		1,266,267		1,288,332
Total liabilities and stockholder's equity	$11,255,775		$12,339,519		$15,020,350

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes loans that are consolidated variable interest entities and carried at fair value.

(3)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Year Ended
	December 31, 2013		December 31, 2012
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate

Interest-Earning Assets
Loans held-for-sale	$2,498,893	3.55%	$3,078,690	3.75%
Loans repurchased with government guarantees	1,476,801	3.26%	2,018,079	3.22%
Loans held-for-investment
Consumer loans (1) (2)	3,669,373	4.07%	4,737,553	4.33%
Commercial loans (1)	658,804	4.04%	1,782,507	3.91%
Total loans held-for-investment	4,328,177	4.07%	6,520,060	4.21%
Investment securities available-for-sale or trading	474,205	2.51%	573,445	3.94%
Interest-earning deposits and other	2,103,542	0.25%	914,127	0.24%
Total interest-earning assets	10,881,618	3.03%	13,104,401	3.66%
Other assets	1,673,298		1,622,369
Total assets	$12,554,916		$14,726,770
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$397,094	0.19%	$363,247	0.26%
Savings deposits	2,668,571	0.63%	1,775,449	0.72%
Money market deposits	334,945	0.25%	463,490	0.48%
Certificate of deposits	2,054,834	0.89%	3,170,103	1.21%
Total retail deposits	5,455,444	0.67%	5,772,289	0.94%
Government deposits
Demand deposits	96,112	0.43%	96,000	0.48%
Savings deposits	203,191	0.35%	280,313	0.55%
Certificate of deposits	360,406	0.41%	393,731	0.64%
Total government deposits	659,709	0.39%	770,044	0.59%
Wholesale deposits	60,711	4.98%	296,997	3.80%
Total deposits	6,175,864	0.69%	6,839,330	1.03%
FHLB advances	2,914,637	3.22%	3,698,362	2.88%
Other	247,435	2.68%	248,561	2.80%
Total interest-bearing liabilities	9,337,936	1.53%	10,786,253	1.70%
Other liabilities (3)	1,978,430		2,748,236
Stockholders' equity	1,238,550		1,192,281
Total liabilities and stockholder's equity	$12,554,916		$14,726,770

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Excludes loans that are consolidated variable interest entities and carried at fair value.

(3)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Pre-tax, pre-credit-cost (loss) income
Income before tax provision	$(248,456)	$14,492	$(88,577)	$(149,263)	$52,731
Add back
Provision for loan losses	14,112	4,053	50,351	70,142	276,047
Asset resolution	3,372	16,295	21,241	52,033	91,349
Other than temporary impairment on AFS investments	—	—	—	8,789	2,192
Representation and warranty reserve - change in estimate	(15,424)	5,205	25,231	36,116	256,289
Write down of transferor interest	—	—	780	174	2,552
Total credit-related costs	2,060	25,553	97,603	167,254	628,429
Pre-tax, pre-credit-cost net income	$(246,396)	$40,045	$9,026	$17,991	$681,160

Efficiency ratio (credit-adjusted)
Net interest income (a)	$41,203	$42,685	$73,941	$186,651	$297,231
Non-interest income (b)	113,146	134,296	285,795	652,343	1,021,242
Add: Representation and warranty reserve - change in estimate (d)	(15,424)	5,205	25,231	36,116	256,289
Adjusted income	138,925	182,186	384,967	875,110	1,574,762
Non-interest expense (c)	388,693	158,436	397,962	918,115	989,695
Less: Asset resolution expense (e)	(3,372)	(16,295)	(21,241)	(52,033)	(91,349)
Adjusted non-interest expense	$385,321	$142,141	$376,721	$866,082	$898,346
Efficiency ratio (c/(a+b)) (1)	251.8%	89.5%	110.6%	109.4%	75.1%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d))) (1)	277.4%	78.0%	97.9%	99.0%	57.0%

	December 31, 2013	September 30, 2013	December 31, 2012
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$182,321	$205,334	$520,558
Tier 1 capital (2)	1,257,608	1,402,423	1,295,841
Allowance for loan losses	207,000	207,000	305,000
Tier 1 capital + allowance for loan losses	$1,464,608	$1,609,423	$1,600,841
Non-performing assets / Tier 1 capital + allowance for loan losses	12.4%	12.8%	32.5%

Mortgage servicing rights to Tier 1 capital ratio	December 31, 2013	September 30, 2013	December 31, 2012
Mortgage servicing rights	$284,678	$797,029	$710,791
Tier 1 capital (to adjusted total assets) (2)	1,257,608	1,402,423	1,295,841
Mortgage servicing rights to Tier 1 capital ratio	22.6%	56.8%	54.9%

(1)
Ratios include $177.6 million and $61.0 million related to the prepayment of FHLB advances and the DOJ litigation, respectively, during the three months and year ended December 31, 2013, excluding these expenses the efficiency ratio would have been 97.3 percent and 81.0 percent for the three months and year ended December 31, 2013, respectively.

(2)	Represents Tier 1 capital for Bank.